FOR RELEASE

CONTACT

Company Contact

Delaney Gembis

Aware, Inc.

781-687-0393

marketing@aware.com

Aware Announces Interim Chief Executive Officer

David Traverse named interim CEO and President

BURLINGTON, MASS. - January 2, 2025 - Aware, Inc. (NASDAQ: AWRE), a leading global biometric authentication company, today announced that its Board of Directors has appointed Aware Chief Financial Officer (CFO) David Traverse as Interim Chief Executive Officer (CEO), effective January 1, 2025. This appointment follows the effectiveness of Bob Eckel’s previously announced resignation as Aware’s CEO on December 31, 2024, a position he held since September 2019. David Traverse will fulfill the function of interim CEO until the search for a new CEO is complete.

“We want to express our deepest gratitude to Bob for more than five years of dedicated service to Aware and his unwavering commitment to advancing adoption of biometric authentication,” says Brent P. Johnstone, Chairman of the Board, Aware. “At the same time, we are excited about the candidates and progress we have made in our CEO search, the results of which we expect to announce in the near future.”

David Traverse joined Aware in April of 2020 as Corporate Controller before serving as Principal Financial Officer and Treasurer starting October 2023. In June of 2024, he was then appointed Chief Financial Officer. Mr. Traverse has an extensive background in Finance and Public Accounting. Prior to joining Aware, he was Vice President and Corporate Controller at SeaChange International from November 2018 through April 2020 and Vice President of Finance and Chief Financial Officer at Artel Video Systems from October 2015 to October 2018. Mr. Traverse has also worked as a Certified Public Accountant at several public accounting firms and received a Bachelor of Science in Accounting from the University of Massachusetts Lowell.

About Aware

Aware is a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as our expectations regarding our new product. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements, including the risk that we may not be successful in hiring a permanent Chief Executive Officer in the timeframe that we expect. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2023 and other reports and filings made with the Securities and Exchange Commission.

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